Exhibit 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT dated as of June 2, 2004 (this "Amendment") is to the Credit Agreement (the "Credit Agreement") dated as of June 4, 2003 among INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana ccorporation (the "Borrower"), various financial institutions (the "Banks") and LASALLE BANK NATIONAL ASSOCIATION, as agent for the Banks (the "Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement.

WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

    AMENDMENTS. On (and subject to the occurrence of) the Amendment Effective Date (as defined below), (i) the definition of "Commitment Termination Date" in Section 1.1 of the Credit Agreement shall be amended by deleting the date "June 3, 2004" where it appears in such definition and inserting "May 31, 2005" therefor, (ii) Section 2.13(B) of the Credit Agreement shall be amended by adding the word "Aggregate" in front of the words "Outstanding Credit Exposure" the first place such words appear in such Section and (iii) Schedules III, IV, and V, respectively, of the Credit Agreement shall be amended to read in their entirety as set forth in Exhibit A hereto.
    REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to the Agent and the Banks that after giving effect to this Amendment: (a) the representations and warranties made in the Credit Agreement are true and correct on and as of the Amendment Effective Date with the same effect as if made on and as of the Amendment Effective Date; (b) no Event of Default or Default exists or will result from the execution and delivery of this Amendment by Borrower; (c) the execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Credit Agreement as amended hereby (as so amended, the "Amended Credit Agreement") (i) are within the corporate powers of Borrower, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approvals from any governmental authority having jurisdiction over Borrower and (iv) do not and will not conflict with any provision of any law or any administrative order or decree which is binding on Borrower or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of Borrower or of any agreement which is binding on Borrower or any of its Subsidiaries; and (d) the Amended Credit Agreement is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding at law or in equity).
    EFFECTIVENESS. The amendments set forth in Section 1 above shall become effective as of the date (the "Amendment Effective Date") when (a) the Agent shall have received a counterpart of this Amendment executed by Borrower and the Banks and (b) Borrower shall have paid an amendment fee to the Agent for the account of each Bank in an amount equal to 0.10% of such Bank's Total Commitment by wire transfer of immediately available funds.
    MISCELLANEOUS.
      Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the Amendment Effective Date, all references in the Credit Agreement, the Notes, each other Financing Document and any similar document to the "Credit Agreement" or similar terms shall refer to the Amended Credit Agreement.
      Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.
      Expenses. Borrower agrees to pay the reasonable out-of-pocket costs and expenses of the Agent (including without limitation reasonable attorney's fees) in connection with the preparation, execution and delivery of this Amendment.
      Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be wholly performed within the State of Illinois.
      Successors and Assigns. This Amendment shall be binding upon Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the Banks and the Agent and the successors and assigns of Borrower, the Banks and the Agent; provided that Borrower shall not have any right to assign this Amendment without the prior written consent of the Agent and the Banks.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INDIANAPOLIS POWER & LIGHT COMPANY

By:

Name:

Title:

LASALLE BANK NATIONAL ASSOCIATION, individually and as Agent

By:

Name:

Title:

NATIONAL CITY BANK OF INDIANA

By:

Name:

Title:

FIRST NATIONAL BANK & TRUST

By:

Name:

Title:

THE PROVIDENT BANK

By:

Name:

Title:

EXHIBIT A

Amended Schedules

SCHEDULE III

PENDING LITIGATION

Since May, 2003, IPALCO, IPL, AES and certain former directors and officers of IPALCO and/or IPL received subpoenas from the Securities Division of the Indiana Secretary of State seeking information focused largely on circumstances surrounding the acquisition of IPALCO by AES. The Secretary of State's inquiry is ongoing, as recently indicated in the Secretary of State's January 27, 2004 press release. IPALCO, IPL, AES and the individuals have produced various materials in response to the subpoenas.

In November 2002, IPL was sued in a Fair Labor Standards Act ("FLSA") collective action lawsuit filed in the U.S. District Court for the Southern District of Indiana. The complaint alleges that certain of IPL's current and former employees were not paid overtime pay at the rate required by the FLSA. We believe that IPL did not violate the FLSA.

As of March 31, 2004, IPL has been named as a defendant in approximately 90 pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a "premises defendant" in that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. Many of the original primary defendants— the asbestos manufacturers— have filed for bankruptcy protection. IPL has insurance coverage for many of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

In addition, we are involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management, based upon advice of counsel, believes that the final outcome will not have a material adverse effect on IPL's financial statements, results of operations or liquidity.

SCHEDULE IV

EXISTING INVESTMENTS

Name	Book Value at 4/30/04
IPL Funding Corporation	$49,999.80
Tecumseh Coal Company - Common Stock	10,000.00
Lynx Capital Corporation	100,000.00
National Equity Fund	217,323.00

SCHEDULE V

EXISTING LETTERS OF CREDIT

Letter of Credit No. S547248 in the stated amount of $750,000 issued to Safety National Casualty Corporation as beneficiary.